Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF
INCORPORATION OF UNITED TECHNOLOGIES CORPORATION

United Technologies Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That Article FIRST of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows (the “Amendment”):

“The name of the Corporation is RAYTHEON TECHNOLOGIES CORPORATION.”

SECOND: The Amendment was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The Amendment shall become effective at 8:30 a.m. Eastern Time on April 3, 2020.

IN WITNESS WHEREOF, I have executed this certificate as of April 3, 2020.

UNITED TECHNOLOGIES CORPORATION

By:	/s/ Peter J. Graber-Lipperman
Name: Peter J. Graber-Lipperman
Title: Corporate Vice President, Secretary & Associate General Counsel